Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2013 Earnings

July 30, 2013, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2013 (“2013 Quarter”). Total revenue for the 2013 Quarter increased to $48.8 million from $47.4 million for the quarter ended June 30, 2012 (“2012 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests, preferred stock dividends and the impact of preferred stock redemptions, decreased to $7.7 million for the 2013 Quarter from $9.6 million for the 2012 Quarter. Operating income for the 2013 Quarter was adversely impacted by $2.0 million of additional depreciation expense and $1.2 million of predevelopment expenses, both of which are related to the Company’s redevelopment of Van Ness Square. Without these expenses, operating income for the 2013 Quarter would have been $10.9 million, or $1.3 million more than the 2012 Quarter.

The Company recently completed negotiation of lease termination agreements with tenants of Van Ness Square and the building is currently vacant. The Company intends to develop a primarily residential project with street-level retail. Costs incurred to terminate leases were recognized as expense over the remaining terms of the leases and costs to demolish the existing improvements are recognized as expenses when incurred. The Company will recognize additional predevelopment expenses in future periods when the existing improvements of Van Ness Square and the adjacent 4469 Connecticut Avenue are demolished, the timing of which is uncertain and dependent on the issuance of various governmental approvals and permits.

Net income attributable to common stockholders was $3.4 million ($0.17 per diluted share) for the 2013 Quarter compared to $4.3 million ($0.22 per diluted share) for the 2012 Quarter. Net income attributable to common stockholders for the 2013 Quarter was adversely impacted primarily by the $3.2 million of depreciation and predevelopment expense related to Van Ness Square offset in part by a $0.6 million decrease in preferred stock dividends. Without these items, as adjusted for noncontrolling interests, net income attributable to common stockholders would have been $5.4 million, or $1.1 million more than the 2012 Quarter. The $1.1 million increase is primarily attributable to reduced interest expense, increased operating income generated by Clarendon Center and the leasing of major tenant space in the shopping center portfolio.

During the quarter ended March 31, 2013, the Company issued $140.0 million of 6.875% Series C Cumulative Redeemable Preferred Stock, redeemed all $79.3 million of its 9.0% Series B preferred stock and redeemed $60.0 million of its 8.0% Series A preferred stock. The changes in preferred stock reduced second quarter 2013 preferred stock dividends to $3.2 million from $3.8 million in 2012.

www.SaulCenters.com

Same property revenue increased 3.2% and same property operating income increased 3.0% for the 2013 Quarter compared to the 2012 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased 2.2% and mixed-use same property operating income increased 5.7%. The leasing of office space at Clarendon Center was the primary contributor of improved mixed-use property operating income.

For the six months ended June 30, 2013 (“2013 Period”), total revenue increased to $98.0 million from $94.4 million for the six months ended June 30, 2012 (“2012 Period”). Operating income decreased to $11.1 million for the 2013 Period from $18.9 million for the 2012 Period. Operating income for the 2013 Period was adversely impacted by $8.0 million of additional depreciation expense and $3.6 million of predevelopment expenses, both of which are related to the Company’s activities at Van Ness Square. Without these expenses, operating income for the 2013 Period would have been $22.7 million, or $3.9 million more than the 2012 Period.

Net loss attributable to common stockholders was $1.2 million ($0.06 per diluted share) for the 2013 Period compared to net income of $8.4 million ($0.43 per diluted share) for the 2012 Period. Net income attributable to common stockholders for the 2013 Period was adversely impacted primarily by the $11.6 million of depreciation and predevelopment expense related to Van Ness Square and a $5.2 million charge against common equity resulting from the redemption of preferred stock. Without these items, as adjusted for noncontrolling interests, net income attributable to common stockholders would have been $12.6 million, or $4.2 million more than the 2012 Period. The $4.2 million increase is primarily attributable to reduced interest expense, increased operating income generated by Clarendon Center and the leasing of major tenant space in the shopping center portfolio.

Same property revenue increased 3.7% and same property operating income increased 4.1% for the 2013 Period compared to the 2012 Period. Shopping center same property operating income increased 3.7% and mixed-use same property operating income increased 5.3%. The shopping centers were primarily impacted by revenue received as a result of the occupancy of approximately 132,000 square feet of anchor-tenant space which was vacant during the 2012 Period. The leasing of Clarendon Center office space was the primary contributor of improved mixed-use property operating income.

As of June 30, 2013, 93.6% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 98% leased), compared to 91.1% at June 30, 2012. On a same property basis, 93.8% of the portfolio was leased at June 30, 2013, compared to 92.8% for the prior year.

www.SaulCenters.com

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 9.3% to $17.0 million ($0.63 per diluted share) in the 2013 Quarter from $15.6 million ($0.59 per diluted share) in the 2012 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. FFO available to common shareholders for the 2013 Quarter was adversely impacted by predevelopment expenses ($1.2 million). Without this item, FFO available to common shareholders would have been $18.2 million, or $2.6 million more than the 2012 Quarter. The $2.6 million increase is primarily attributable to improved overall portfolio property operating income ($1.3 million) and reduced interest expense and amortization of deferred debt costs ($0.8 million).

FFO available to common shareholders (after deducting preferred stock dividends and the impact of preferred stock redemptions) decreased 12.0% to $27.2 million ($1.00 per diluted share) in the 2013 Period from $30.9 million ($1.17 per diluted share) in the 2012 Period. FFO available to common shareholders for the 2013 Period was adversely impacted by the redemption of preferred stock ($5.2 million) and predevelopment expenses ($3.6 million). Without these items, FFO available to common shareholders would have been $36.0 million, or $5.1 million more than the 2012 Period. The $5.1 million increase is attributable to improved overall portfolio property operating income ($3.5 million) and reduced interest expense and amortization of deferred debt costs ($1.8 million).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 community and neighborhood shopping center and mixed-use properties totaling 9.3 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Real estate investments
Land	$351,647	$353,890
Buildings and equipment	1,117,976	1,109,911
Construction in progress	6,165	2,267

	1,475,788	1,466,068
Accumulated depreciation	(378,775)	(353,305)

	1,097,013	1,112,763

Cash and cash equivalents	12,945	12,133
Accounts receivable and accrued income, net	41,701	41,406
Deferred leasing costs, net	24,757	26,102
Prepaid expenses, net	1,669	3,895
Deferred debt costs, net	8,342	7,713
Other assets	5,183	3,297

Total assets	$1,191,610	$1,207,309

Liabilities
Mortgage notes payable	$826,224	$789,776
Revolving credit facility payable	—	38,000
Dividends and distributions payable	13,022	13,490
Accounts payable, accrued expenses and other liabilities	22,576	27,434
Deferred income	26,961	31,320

Total liabilities	888,783	900,020

Stockholders’ equity
Preferred stock	180,000	179,328
Common stock	204	201
Additional paid-in capital	260,371	246,557
Accumulated deficit and other comprehensive loss	(172,515)	(158,383)

Total Saul Centers, Inc. stockholders’ equity	268,060	267,703
Noncontrolling interest	34,767	39,586

Total stockholders’ equity	302,827	307,289

Total liabilities and stockholders’ equity	$1,191,610	$1,207,309

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue
Base rent	$39,553	$38,043	$79,293	$75,528
Expense recoveries	7,463	7,441	15,077	15,142
Percentage rent	338	453	938	859
Other	1,455	1,435	2,687	2,832

Total revenue	48,809	47,372	97,995	94,361

Operating expenses
Property operating expenses	6,041	5,918	11,990	11,655
Provision for credit losses	285	241	549	593
Real estate taxes	5,433	5,526	11,196	11,362
Interest expense and amortization of deferred debt costs	11,709	12,554	23,426	25,287
Depreciation and amortization of deferred leasing costs	12,472	9,749	28,824	19,507
General and administrative	3,925	3,784	7,329	7,031
Predevelopment expenses	1,233	—	3,582	—

Total operating expenses	41,098	37,772	86,896	75,435

Operating income	7,711	9,600	11,099	18,926
Change in fair value of derivatives	51	(16)	61	(19)

Income from continuing operations	7,762	9,584	11,160	18,907

Discontinued operations:
Income from operations of properties sold	—	11	—	8

Net income	7,762	9,595	11,160	18,915
(Income) loss attributable to the noncontrolling interests	(1,168)	(1,516)	418	(2,972)

Net income attributable to Saul Centers, Inc.	6,594	8,079	11,578	15,943
Preferred stock redemption	—	—	(5,228)	—
Preferred dividends	(3,207)	(3,785)	(7,571)	(7,570)

Net income (loss) attributable to common stockholders	$3,387	$4,294	$(1,221)	$8,373

Per share net income (loss) attributable to common stockholders :
Diluted	$0.17	$0.22	$(0.06)	$0.43

Weighted average common stock :
Common stock	20,301	19,559	20,224	19,482
Effect of dilutive options	22	43	27	44

Diluted weighted average common stock	20,323	19,602	20,251	19,526

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO attributable to common shareholders:(1)
Net income	$7,762	$9,595	$11,160	$18,915
Add: Real property depreciation and amortization	12,472	9,749	28,824	19,507
Add: Real property depreciation - discontinued operations	—	21	—	41

FFO	20,234	19,365	39,984	38,463
Less: Preferred stock redemption	—	—	(5,228)	—
Less: Preferred dividends	(3,207)	(3,785)	(7,571)	(7,570)

FFO attributable to common shareholders	$17,027	$15,580	$27,185	$30,893

Weighted average shares :
Diluted weighted average common stock	20,323	19,602	20,251	19,526
Convertible limited partnership units	6,914	6,914	6,914	6,914

Diluted & converted weighted average shares	27,237	26,516	27,165	26,440

Per share amounts:
FFO attributable to common shareholders (diluted)	$0.63	$0.59	$1.00	$1.17

Reconciliation of net income to same property operating income:
Net income	$7,762	$9,595	$11,160	$18,915
Add: Interest expense and amortization of deferred debt costs	11,709	12,554	23,426	25,287
Add: Interest expense - discontinued operations	—	13	—	51
Add: Depreciation and amortization of deferred leasing costs	12,472	9,749	28,824	19,507
Add: Real property depreciation - discontinued operations	—	21	—	41
Add: General and administrative	3,925	3,784	7,329	7,031
Add: Predevelopment expenses	1,233	—	3,582	—
Less: Change in fair value of derivatives	(51)	16	(61)	19
Less: Interest income	(13)	(37)	(44)	(49)

Property operating income	37,037	35,695	74,216	70,802
Less: Acquisitions, dispositions & development property	(636)	(368)	(1,451)	(887)

Total same property operating income	$36,401	$35,327	$72,765	$69,915

Shopping centers	$27,297	$26,717	$54,935	$52,986
Mixed-Use properties	9,104	8,610	17,830	16,929

Total same property operating income	$36,401	$35,327	$72,765	$69,915

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions (sales of properties and casualty settlements). FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.